EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PEDEVCO Corp. on Form S-8 of our report dated March 31, 2026, relating to the consolidated financial statements of PEDEVCO Corp. appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Weaver and Tidwell, L.L.P.

Houston, Texas

April 13, 2026